EXHIBIT 11

                   COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except               Years Ended
per share amounts)
                                January 1,   January 2,   December 28,

                                     1994          1993          1991
PRIMARY

NET INCOME                       $  3,852      $178,005      $205,171

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
       COMMON STOCK OUTSTANDING   483,701       483,663       483,516
       STOCK OPTIONS                  149            97           224

                                  483,850       483,760       483,740

(*) SHARES USED IN COMPUTATION    483,701       483,663       483,516

PRIMARY EARNINGS PER SHARE       $  .0080      $  .3680      $  .4243


FULLY DILUTED

NET INCOME                       $  3,852      $178,005      $205,171
INTEREST (NET OF TAXES)             1,941
ADJUSTED INCOME                  $  5,793
WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
       COMMON STOCK OUTSTANDING   483,701       483,663       483,516
          STOCK OPTIONS               195            97           341
  CONVERTIBLE SHARES                8,118
                                  492,014       483,760       483,857

(*) SHARES USED IN COMPUTATION    483,701       483,663       483,516

FULLY DILUTED EARNINGS PER
SHARE                            $  .0120      $  .3680      $  .4243



(*) NOTE: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.